SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT dated October 7, 2004 (the “Closing Date”), by and among Media and Entertainment.com, Inc. (the “Company”) and Winston Johnson, Nana Yalley and Jon Jannotta (the “Principal Shareholders”).

W I T N E S S E T H:

WHEREAS, the Company has agreed to issue to the Shareholder and his assignees on this date, an aggregate of 8 million shares (the “Merger Shares”) of the Company’s common stock, in addition to 2 million shares of common stock (the “Consultant Shares”) issued under a July 18, 2003 Consulting Agreement, pursuant to an Agreement and Plan of Reorganization dated as of July 16, 2004, as amended (the “Merger Agreement”) by and among the Company, Winston Johnson, Winsonic Acquisition Sub, Inc. and Winsonic Holdings, Ltd. (“Winsonic”);

  WHEREAS, pursuant to Exchange Agreements entered into by and among the Company, Winston Johnson and various creditors (the “Warrantholders”) of Winsonic Holdings Ltd. and its affiliates, the Company has agreed to allow Winston Johnson to assign shares (“Exchange Shares”) to the Warrantholders in consideration of Winston Johnson assuming the obligations of Winsonic to the Warrantholders; and

WHEREAS, Winston Johnson, Nana Yalley, and Jon Jannotta have agreed not to sell, transfer or otherwise dispose of any of their shares of the Company’s common stock (the “Shares”), except as set forth in this Shareholder Agreement.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants appearing in this Shareholder Agreement, the parties hereto hereby agree as follows:
Section 1.    (a)    During the period beginning on the Closing Date of the Merger Agreement and ending 3 years thereafter, the Principal Shareholders shall not sell, encumber, hypothecate or otherwise dispose of any of the Shares except with the unanimous approval of the other non-selling Principal Shareholders.

(b)    Notwithstanding the foregoing, (i) Winston Johnson may assign and transfer any or all of (A) the Consultant Shares pursuant to pledge agreements and any other agreements outstanding on the date hereof, and (B) the Exchange Shares pursuant to the terms and conditions of the Exchange Agreements; and (ii) any or all of the Principal Shareholders may sell Shares in accordance with the volume limitations of Rule 144 promulgated under the Securities Act of 1933, as amended, including, but not limited to, the restrictions set forth in subsection (d)(3)(vi) of Rule 144 concerning acting in concert.

(c)    The Company hereby agrees that any sales of Shares in violation of this Shareholder Agreement by any Principal Shareholder and/or any amendment to this Agreement without the consent of the Company shall constitute an event of default under the Merger Agreement.

(d)    Each Principal Shareholder acknowledges that its breach or impending violation of any of the provisions of this Shareholder Agreement may cause irreparable damage to the Company for which remedies at law would be inadequate. The Principal Shareholders further acknowledge that the provisions set forth herein are essential terms and conditions of the Merger Agreement, the Exchange Agreement and this Shareholder Agreement. The Principal Shareholders therefore agree that the Company, in addition to any of its rights or remedies provided for in the Merger Agreement shall be entitled to a decree or order by any court of competent jurisdicti on enjoining such impending or actual violation of any of such provisions. Such decree or order, to the extent appropriate, shall specifically enforce the full performance of any such provision by the Principal Shareholder, and the Principal Shareholder and the Company hereby consent to the jurisdiction of any such court of competent jurisdiction, state or federal, sitting in the State of Nevada, and authorizes the entry on its behalf of any required appearance for such purpose. This remedy shall be in addition to all other remedies available to the Investor at law or equity. If any portion of this Section 1 is adjudicated to be invalid or unenforceable, this Section 1 shall be deemed amended to delete therefrom the portion so adjudicated, such deletion to apply only with respect to the operation of this Section 1 in the jurisdiction in which such adjudication is made.

Section 2. Subject to Section 5 hereunder, this Shareholder Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and upon the Principal Shareholder, his heirs, executors, administrators, legatees and legal representatives.

Section 3. Should any part of this Shareholder Agreement, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Shareholder Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Shareholder Agreement without including therein any portion which may for any reason be declared invalid.

Section 4. This Shareholder Agreement shall be construed and enforced in accordance with the laws of the State of Nevada applicable to agreements made and to be performed in such State without application of the principles of conflicts of laws of such State.

Section 5. This Shareholder Agreement and all rights hereunder are personal to the parties and shall not be assignable, and any purported assignment in violation thereof shall be null and void.

Section 6.	(a) All notices, requests, consents, and demands by the parties hereunder shall be delivered by hand, recognized national overnight courier or by deposit in the United States Mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the address set forth below:

(i)	if to Winston Johnson to:

Winsonic Holdings Ltd.
200 Galleria Parkway
Suite 1200
Atlanta, GA 30339
Telephone No.: (678) ________
Telecopier No.:	(678) 385-1977

(ii)	if to Company, Jon Jannotta or Nana Yalley:

Media and Entertainment.com, Inc.
10120 S. Eastern
Suite 200
   Las Vegas, NV 89052
Telephone No.: (702) 492-1212
Telecopier No.:	(702) 492-1262

with a copy to:

Robinson & Cole LLP
885 Third Avenue, Suite 2800
New York, New York 10022
Attention:	Elliot H. Lutzker, Esq.
Telephone No.:	(212) 451-2900
Telecopier No.:	(212) 451-2999

(b)    Notices given by mail shall be deemed effective on the earlier of the date shown on the proof of receipt of such mail or, unless the recipient proves that the notice was received later or not received, three (3) days after the date of mailing thereof. Other notices shall be deemed given on the date of receipt. Any party hereto may change the address specified herein by written notice to the other parties hereto.

Section 7. The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Shareholder Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or any condition of this Shareholder Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Agreement as of the day and year first written above.

MEDIA AND ENTERTAINMENT.COM, INC. By: ______________________ Jon Jannotta, President

SHAREHOLDER: _______________________ Jon Jannotta	SHAREHOLDER: _______________________ Nana Yalley	SHAREHOLDER: _______________________ Winston Johnson